Change in Independent Public Accountant

On March 25, 2020, the Trust, by action of the Audit Committee of the Board and on behalf of each series of the Trust, approved BBD, LLP (“BBD”) to serve as the independent registered public accounting firm to audit the financial statements of all series of the Trust for fiscal year ending June 30, 2020. Previously, RSM US LLP (“RSM”) served as the independent registered public accounting firm to the Trust.

RSM’s report on the financial statements for the Funds for the fiscal years ending June 30, 2019 and 2018 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During the June 30, 2019 and 2018 fiscal years and the interim period of July 1, 2019, through March 25, 2020 (the “Interim Period”), there were no (i) disagreements with RSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RSM, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds’ financial statements for such years, nor (ii) “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the June 30, 2019 and 2018 fiscal years and the Interim Period, neither the Funds nor anyone on behalf of the Funds had consulted BBD, LLP on items that concerned (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on an Fund’s financial statements, or (b) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and related instructions) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K). The selection of BBD, LLP does not reflect any disagreements or dissatisfaction by the Funds, the Board, or the Audit Committee with the performance of RSM.

August 24, 2020

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We have read Exhibit 13(a)(4) of Form N-CSR of EntrepreneurShares Series Trust and are in agreement with the statements contained in the second paragraph. We have no basis to agree or disagree with other statements of the Registrant’s contained therein.

/s/ RSM US LLP